Exhibit (a)(7)

CITRIX SYSTEMS, INC.

ELECTION FORM

RE: TENDER OFFER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND

DATED SEPTEMBER 11TH, 2007

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME ON OCTOBER 8TH, 2007,

UNLESS THE OFFER IS EXTENDED

Name:	Employee ID:

Address:

Important: Read the instructions to this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment by checking the “Yes” box. If you do not want to tender your Eligible Options for amendment, check the “No” box. If you do not clearly mark the “Yes” box, your election will default to “No”. In that event, your Eligible Options will not be amended, and you will not become entitled to the special cash bonus payable with respect to your Eligible Options. In addition, if you elect not to amend your Eligible Options pursuant the Tender Offer, you will be solely responsible for any taxes, penalties or interest payable you may incur under Section 409A of the Internal Revenue code and comparable state tax laws.

Grant Date	Option Number	Original Price Per Share	Number of Shares Subject to Tender Offer (“Eligible Options”)	New Exercise Price	Cash Amount Payable in January 2008
Jul 02, 2001	00019076	$35.01	73	$35.03	$1.46

Amend Eligible Options?    Yes  ☐    No  ☐